EXHIBIT 99.2
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                                         Contact:         Ann Julsen
                                                          Maya Pogoda
                                                          Sitrick And Company
                                                          (310) 788-2850

FOR IMMEDIATE RELEASE
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   PENNCORP FINANCIAL BEGINS VOLUNTARY CHAPTER 11 CASE TO FACILITATE SALE OF
                       DALLAS-BASED INSURANCE OPERATIONS

                   CHAPTER 11 CASE AFFECTS PARENT COMPANY ONLY

           NEW YORK - FEBRUARY 7, 2000 -- PennCorp Financial Group, Inc. (NYSE:PFG) announced today that in order to facilitate the previously announced sale of its Dallas, Texas-based life insurance operations, it has filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. None of PennCorp's insurance company subsidiaries are included in the case, which affects only the parent company, PennCorp Financial Group, Inc.

           On January 10, 2000, PennCorp announced it had entered into a definitive agreement for the sale of Southwestern Life Insurance Company and Security Life & Trust Insurance Company to Reassure America Life Insurance Company, an indirect U.S. subsidiary of Swiss Reinsurance Company of Zurich, Switzerland, for $260 million in cash, subject to certain adjustments. The sale agreement requires that the Company effectuate the sale through a voluntary Chapter 11 case and is subject to bankruptcy court approval.


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           The proceeds from the sale should provide full payment of PennCorp's approximately $65 million of bank debt, approximately $115 million of subordinated debt, and other unsecured claims. It is anticipated that any balance would be distributed to the Company's preferred stockholders, and no distribution would be made to the Company's common stockholders.

           The Company expects that the Bankruptcy Court will establish procedures to consider alternative sale or recapitalization proposals in the near future. These procedures, when established, will be made generally known to the public.

           Keith A. Maib, PennCorp President and Chief Executive Officer, said that the Chapter 11 proceeding will have no material impact on the day-to-day operations of the insurance subsidiaries, and no material impact on their policyholders. "While we complete the sale through the utilization of the Chapter 11 process, we will continue to provide our insurance products, process claims and serve our policyholders as before. We have been involved in ongoing communications with insurance regulators, who have indicated they are satisfied that each of the insurance companies being sold has adequate capitalization and sufficient liquidity to meet their obligations to policyholders," he said.

           The sale is expected to close prior to the end of the first quarter. The Company filed its petition in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

           PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market throughout the United States.


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Cautionary Statement for purposes of the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995:

           All Statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rates levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and lapse rate profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors that may affect the profitability of PennCorp's insurance product; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A.M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's continued ability to address Year 2000 issues; (10) PennCorp's ability to consummate its contemplated sales of its remaining operating subsidiaries; (11) unanticipated litigation, and (12) other risk factors and uncertainties cited in PennCorp's periodic filings with the Securities and Exchange Commission. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.

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